Exhibit 99.1
KRAFT HEINZ RECEIVES NOTIFICATION OF DEFICIENCY FROM NASDAQ RELATED TO DELAYED FILING OF ANNUAL REPORT ON FORM 10-K

PITTSBURGH & CHICAGO - March 15, 2019 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz” or the “Company”) today received a standard notice from Nasdaq stating that, as a result of not having timely filed its annual report on Form 10-K for the year ended December 29, 2018, Kraft Heinz is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. This notice has no immediate effect on the listing or trading of Kraft Heinz’s common stock on the Nasdaq Global Select Market.
Under Nasdaq’s listing rules, Kraft Heinz has 60 calendar days from the date of the notice to submit a plan to regain compliance. If the plan is accepted by Nasdaq, Kraft Heinz can be granted up to 180 calendar days from the Form 10-K's due date (as extended by Rule 12b-25 under the Securities Exchange Act of 1934, as amended), to regain compliance. Kraft Heinz expects to submit a plan to regain compliance or file its Form 10-K within the timeline prescribed by Nasdaq.
Kraft Heinz is working diligently and expects to file its Form 10-K in the coming weeks.
ABOUT THE KRAFT HEINZ COMPANY
For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (NASDAQ: KHC). Our Vision is To Be the Best Food Company, Growing a Better World. We are one of the largest global food and beverage companies, with 2018 net sales of approximately $26 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet. To learn more, visit www.kraftheinzcompany.com or follow us on LinkedIn and Twitter.
Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “working,” "will," "may," and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our beliefs and expectations relating to the filing and content of the Form 10-K and compliance with Nasdaq's listing rules. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in Kraft Heinz’s financial reporting and the possibility that ongoing reviews may identify errors or control deficiencies in Kraft Heinz’s accounting practices. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.
Contacts:
Michael Mullen (media)                    Christopher Jakubik, CFA (investors)
Michael.Mullen@kraftheinz.com                ir@kraftheinz.com